UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FLEETMATICS GROUP PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 1, 2016, Fleetmatics Group PLC, a public limited company incorporated in Ireland (the “Company”), announced that the Company and Verizon Communications Inc., a Delaware corporation (“Verizon”), had reached agreement on the terms of a recommended acquisition for cash of the entire issued and to be issued share capital of the Company, whereby Verizon Business International Holdings B.V., a private limited company incorporated under the laws of the Netherlands and a wholly-owned subsidiary of Verizon, will acquire all of the issued and to be issued share capital of the Company not already owned by Verizon or its subsidiaries for cash by means of a scheme of arrangement under Chapter 1 of Part 9 of the Irish Companies Act of 2014 and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, as amended (the proposed acquisition by Verizon of the Company is referred to as the “Acquisition”).

In connection with the Acquisition, on August 18, 2016, the Company delivered to its shareholders a Rule 2.6(a) Circular as required under Irish law.

****

August 18, 2016

Dear Shareholder

Acquisition of Fleetmatics Group PLC (the “Company”) by Verizon Communications Inc. (“Verizon”)

On August 1, 2016, the Company and Verizon announced that they had reached agreement on the terms of a recommended cash offer by Verizon Business International Holdings B.V. (“Bidco”), a wholly-owned subsidiary of Verizon, to acquire all of the issued and to be issued share capital of the Company not already owned by Verizon or its Subsidiaries for cash by means of a scheme of arrangement (the “Scheme”) under Chapter 1 of Part 9 of the Irish Companies Act 2014 (the “Companies Act”) and in accordance with the Irish Takeover Panel Act 1997, Takeover Rules 2013, as amended (the “Takeover Rules”)(the proposed acquisition, the “Acquisition”). As a result of the Acquisition, upon the Scheme becoming Effective, the Company will become a wholly-owned subsidiary of Bidco.

Terms of the Acquisition

The Company and Verizon have issued a Rule 2.5 Announcement prepared in accordance with the Takeover Rules, setting out the terms of the Acquisition (the “Announcement”).

Upon the Scheme becoming Effective, the Company’s shareholders will be entitled to receive $60.00 in cash per ordinary share of €0.015 par value of the Company (each, a “Fleetmatics Share”) in return for the cancellation of their Fleetmatics Shares (the “Consideration”). The Consideration values the entire issued and to be issued share capital of the Company at approximately $2.4 billion.

In connection with the Scheme, the Company, Bidco and Verizon entered into a transaction agreement on July 30, 2016 (the “Transaction Agreement”), which, among other things, governs their relationship during the period until the Scheme becomes Effective, lapses or is withdrawn and which contains certain assurances in relation to the implementation of the Scheme and the conduct of the Company’s business up to the date on which the Scheme becomes effective in accordance with its terms (or, if Verizon elects and the Irish Takeover Panel (the “Panel”) consents to implement the Acquisition by way of a Takeover Offer, the date on which the Takeover Offer becomes Effective)(the “Effective Date”).

The implementation of the Scheme and the Acquisition is subject to satisfaction of the conditions set out in the Appendix hereto, which include, among other things:

(a)	the Scheme becoming Effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Verizon and the Company may, with (if required) the consent of the Panel, agree and (if required) the High Court of Ireland (the “High Court”) may allow);

(b)	the approval of the Scheme by a majority in number by the Company shareholders representing at least three-fourths (75 per cent.) in value of the Fleetmatics Shares, at the voting record time, held by such holders, present and voting either in person or by proxy, at the meeting or meetings of the Company shareholders (or at any adjournment of such meeting) convened pursuant to Section 450 of the Companies Act to consider and, if though fit, approve the Scheme (with or without amendment)(the “Court Meeting”) (or at any adjournment of such meeting) no later than the End Date;

(c)	the resolutions to be proposed at the extraordinary general meeting of the Company’s shareholders (the “EGM”) for the purposes of approving and implementing the Scheme, the reduction of capital of the Company necessary to implement the Scheme, changes to the articles of association of the Company and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon and which are set out in the notice of the EGM being duly passed by the requisite majority of the Company shareholders at the EGM (or at any adjournment of such meeting) held no later than the End Date;

(d)	the sanction by the High Court (with or without material modification, but subject to any such modification being acceptable to each of the Company and Verizon) of the Scheme pursuant to Sections 449 to 455 of the Companies Act and the confirmation by the High Court under Sections 84 and 85 of the Companies Act of the reduction of capital necessary to implement the Scheme on or before the End Date (the “Court Order”) and the minute required by Section 86 of the Companies Act being delivered for registration to the Registrar of Companies in Dublin, Ireland (the “Registrar of Companies”) and the registration of such Court Order and minute by the Registrar of Companies;

(e)	the expiration of the waiting period under the HSR Act, as amended, and the regulations thereunder; and

(f)	to the extent the Acquisition or its implementation constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that the Acquisition is compatible with the common market pursuant to Article 6 of the EC Merger Regulation.

Fleetmatics Incentive Schemes

Pursuant to the terms of the Transaction Agreement and in accordance with the terms of the Fleetmatics Share Plan:

(a)	each outstanding Fleetmatics Option, whether or not vested, will be cancelled and converted into the right of the former holder of such Option to receive, for each Fleetmatics Share then subject to the Fleetmatics Option, the Consideration, without interest and less the exercise price and any required withholdings applicable to such Option, payment of such Consideration to be made within 30 days of the Scheme becoming Effective; and

(b)	each outstanding vested Fleetmatics Share Award will be cancelled and converted into the right of the former holder of such Share Award to receive the Consideration, without interest and less any required withholdings applicable to such Share Award, payment of such Consideration to be made within 30 days of the Scheme becoming Effective. Each outstanding unvested Fleetmatics Share Award will be cancelled and converted into the right of the former holder of such unvested Fleetmatics Share Award to receive, following the Scheme becoming Effective, a cash amount equal to the Consideration, without interest and subject to applicable tax withholdings, payable no later than 30 days following the vesting date of such unvested Fleetmatics Share Award. Such vesting date will be in accordance with the vesting schedule that applied to such unvested Fleetmatics Share Award immediately prior to the scheme becoming Effective, subject to satisfaction of all applicable vesting conditions (with any performance measure applicable to such unvested Share Award deemed satisfied as of the Effective Time as if 100% of the applicable performance targets have been achieved) and if a holder’s employment with the Company and its Subsidiaries is terminated without cause or by reason of the holder’s disability or death, then the Consideration without interest and less any required withholdings shall be payable to such holder promptly following such termination of employment.

Expenses Reimbursement Agreement

In connection with the Acquisition, the Company and Verizon have entered into an expenses reimbursement agreement dated July 30, 2016 (the “Expenses Reimbursement Agreement”), the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, the Company has agreed to pay to Verizon in certain circumstances an amount equal to all documented, specific and quantifiable third party costs and expenses incurred by Verizon, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process. The gross amount payable to Verizon pursuant to the Expenses Reimbursement Agreement shall not, in any event, exceed such sum as is equal to 1% of the total value of the issued share capital of the Company that is the subject of the Acquisition (excluding, for the avoidance of doubt, any treasury shares and any interest in such share capital of the Company held by Verizon or any Concert Parties) as ascribed by the terms of the Acquisition. The amount payable by the Company to Verizon under such provisions of the Expenses Reimbursement Agreement will exclude any amounts in respect of VAT incurred by Verizon attributable to such third party costs other than irrecoverable VAT incurred by Verizon. The circumstances in which such payment will be made are:

(a)	the Transaction Agreement is terminated (in accordance with Clause 9.1(a) of the Transaction Agreement):

(i)	for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite votes, if the Company’s board of directors or any committee thereof has:

(A)	withdrawn or failed to make when required pursuant to the Transaction Agreement (or qualified or modified in any manner adverse to Verizon), or proposed publicly to withdraw or fail to make when required pursuant to the Transaction Agreement (or qualify or modify in any manner adverse to Verizon), the Scheme Recommendation or Takeover Offer recommendation; or

(B)	approved, recommended or declared advisable, or proposed publicly to approve, recommend or declare advisable, any Fleetmatics Alternative Proposal; or

(C)	otherwise taken any action that is or is deemed to be a “Fleetmatics Change of Recommendation”; or

(ii)	by the Company, at any time prior to obtaining the Company shareholder approval, in order to enter into a definitive written agreement to implement a Fleetmatics Superior Proposal; or

(b)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at least three business days before the date of the Court Meeting (it being understood that, for purposes of this paragraph and the paragraph below, references to “20%” and “80%” in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	the Transaction Agreement is terminated by either the Company or Verizon for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting resolution or the EGM resolutions, as applicable, shall not have been approved by the requisite votes; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph above); or

(c)	all of the following occur:

(i)	prior to the Court Meeting, a Fleetmatics Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make a Fleetmatics Alternative Proposal and, in each case, such disclosure or announcement is not publicly and irrevocably withdrawn without qualification at the time the Transaction Agreement is terminated under the circumstances specified in paragraph below; and

(ii)	the Transaction Agreement is terminated by Verizon for the reason that either:

(A)	the Company shall have breached or failed to perform in any material respect any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy (A) would (1) result in a failure of any of the conditions to the Acquisition and the Scheme or of the other conditions to Verizon’s obligations to effect the Acquisition or (2) give rise to a termination right under Clause 9.1(a)(ix) of the Transaction Agreement if it were to exist during the Pre-Sanction Period and (B) is not reasonably capable of being cured by the End Date or, if curable, Verizon shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Verizon’s intention to terminate the Transaction Agreement for such reason and the basis for such termination and such breach or failure to perform shall not have been cured within 30 days following the delivery of such written notice; or

(B)	the Company shall have breached or failed to perform any of its covenants or obligations contained in the Transaction Agreement or any of its representations and warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy gave rise to a termination right under Clause 9.1 (a)(ix) of the Transaction Agreement during the Pre-Sanction Period; and

(iii)	a Fleetmatics Alternative Proposal is consummated within 12 months after such termination, or a definitive agreement providing for a Fleetmatics Alternative Proposal is entered into within 12 months after such termination and such Fleetmatics Alternative Proposal is consummated pursuant to that definitive agreement (regardless of whether such Fleetmatics Alternative Proposal is the same Fleetmatics Alternative Proposal referred to in paragraph above).

Morgan Stanley, as financial adviser to the Company, and the board of directors of the Company have each confirmed in writing to the Panel that, in the opinion of Morgan Stanley and the board of directors of the Company (respectively), in the context of the Note to Rule 21.2 of the Takeover Rules and the Acquisition, the Expenses Reimbursement Agreement is in the best interests of the shareholders of the Company.

Scheme Document

Rule 30.2 of the Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Takeover Rules, the Company must dispatch the Scheme Document to the Company’s shareholders within 28 days of the announcement of a firm intention to make an offer, which was on August 1, 2016 pursuant to the Announcement. The Scheme Document will be included in the Proxy Statement that the Company is required to file with the SEC in connection with the Acquisition. The preparation of the Proxy Statement and, if the SEC staff elects to review the Proxy Statement, the SEC staff’s review of it may take more than 28 days. Under SEC rules, if the SEC staff elects to review the Proxy Statement, the Scheme Document cannot be dispatched to the Company’s shareholders until the

Proxy Statement is cleared by the SEC staff. Accordingly, on July 28, 2016, the Panel agreed to grant the parties a derogation from Rule 30.2. The Panel granted the derogation on the basis that the Proxy Statement might be reviewed by the SEC staff, in which case the Scheme Document cannot be dispatched until the Proxy Statement is cleared by the SEC staff. If the SEC staff elects to review the Proxy Statement, the Scheme Document will be dispatched to the Company’s shareholders as soon as practicable after the Proxy Statement is cleared by the SEC staff. If the SEC staff does not elect to review the Proxy Statement, the Scheme Document will be dispatched to the Company’s shareholders as soon as practicable after the Proxy Statement is able to be filed by the Company in definitive form with the SEC. The Scheme Document will also be made available on the Company’s website Ir.fleetmatics.com.

Financing of the Acquisition

Verizon has confirmed that the Acquisition and the fees and expenses incurred by Verizon and Bidco relating thereto will be paid from existing cash resources, available lines of credit or other sources of liquidity available to Verizon, further details of which will be set out in the Scheme Document.

PJT Partners LP (“PJT”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”), financial advisers to Verizon, have confirmed that they are satisfied that cash resources are available to Bidco to enable it to satisfy in full the Consideration payable under the terms of the Acquisition.

To obtain a full copy of the Announcement please follow the instructions set out on the Notice Regarding Availability of Materials accompanying this letter.

Yours faithfully

Fleetmatics Group PLC

Cautionary Statement Regarding Forward-Looking Statements

This information contained in this document contains forward-looking statements. These statements are based on estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include estimated or anticipated future results, or other non-historical facts concerning the Company and its subsidiaries. Forward-looking statements also include those preceded or followed by the words “will”, “may”, “could”, “would”, “to be”, “might”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “future”, “positioned”, “potential”, “intend”, “continue”, “remain”, “scheduled”, “outlook”, “set to”, “subject to”, “upcoming”, “target” or similar expressions. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the Company’ filings with the SEC, including those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and Amendment No. 1 thereto under the heading “Risk Factors,” as updated from time to time by the Company’s Quarterly Reports on Form 10-Q and other documents of the Company on file with the SEC or in the proxy statement on Schedule 14A that will be filed with the SEC by the Company. There may be additional risks that neither the Company nor Verizon presently know or that the Company and Verizon currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide the Company’s and Verizon’s expectations, plans or forecasts of future events and views as of the date of this report. The Company and Verizon anticipate that subsequent events and developments will cause the Company’s and Verizon’s assessments to change. However, while the Company and Verizon may elect to update these forward-looking statements at some point in the future, the Company and Verizon specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s and Verizon’s assessments as of any date subsequent to the date of this report.

Important Additional Information to be Filed with the SEC

The Company, Verizon and Bidco are parties to the Transaction Agreement. In connection with the Acquisition (as defined in the Transaction Agreement), the Company will file with the SEC and mail or otherwise provide to its shareholders a proxy statement regarding the proposed transaction. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING THE SCHEME DOCUMENT) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE ACQUISITION AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company with the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement (including the Scheme Document) and other documents filed by the Company at ir.fleetmatics.com or by calling 781.577.4657.

Participants in the Solicitation

The Company and its directors, officers and employees may be considered participants in the solicitation of proxies from the Company shareholders in respect of the transactions contemplated by this report. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company shareholders in connection with the proposed transactions, including names, affiliations and a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other relevant materials to be filed with the SEC. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s shareholders generally, is set forth in the materials filed by the Company with the SEC, including in the proxy statement for the Company’s 2016 Annual General Meeting of Shareholders, which was filed with the SEC on June 22, 2016, as supplemented by other Company filings with the SEC, and will be set forth in the proxy statement relating to the transaction when it becomes available.

Statements Required by the Takeover Rules

The Company’s directors accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Company’s directors (who have taken all reasonable care to ensure such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

PJT, a U.S. registered broker-dealer regulated by FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this document and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this document. Neither PJT nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of PJT in connection with this document, any statement contained herein or otherwise.

Wells Fargo Securities is a U.S. registered broker-dealer regulated by the SEC and FINRA and a member of SIPC, is acting for Verizon and no-one else in connection with the matters set out in this document and will not be responsible to anyone other than Verizon for providing advice in relation to the matters in this document. Neither Wells Fargo Securities nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Wells Fargo Securities in connection with this document, any statement contained herein or otherwise.

Morgan Stanley & Co. LLC, acting through its affiliate Morgan Stanley & Co. International plc, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting as financial adviser to Fleetmatics and for no one else in relation to the matters referred to in this document. In connection with such matters, Morgan Stanley & Co. LLC, Morgan Stanley & Co. International plc, each of their affiliates and their respective directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Fleetmatics for providing the protections afforded to their clients or for providing advice in connection with the matters described in this document or any matter referred to herein.

The information contained in this document is for information purposes only and is not intended to, and does not, constitute or form any part of any offer or invitation, or the solicitation of an offer, to purchase or otherwise acquire, subscribe for, sell or otherwise dispose of any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable Law. The Acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer Document, each as defined in the Transaction Agreement), which will contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision in respect of, or other response to, the Acquisition, should be made only on the basis of the information contained in the Scheme Document (or, if applicable, the Takeover Offer Document).

The information contained in this document does not constitute a prospectus or a prospectus equivalent document.

A copy of this document will also be made available on the Company’s website Ir.fleetmatics.com.

Disclosure Requirements of the Takeover Rules

Under the provisions of Rule 8.3 of the Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in, 1% or more of any class of “relevant securities” of the Company, all “‘dealings” in any “relevant securities” of the Company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business” day following the date of the relevant transaction. This requirement will continue until the date on which the “offer period” ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of the Company, they will be deemed to be a single person for the purpose of Rule 8.3 of the Takeover Rules.

Under the provisions of Rule 8.1 of the Takeover Rules, all “dealings” in “relevant securities”’ of the Company by Verizon or Bidco, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (Irish time) on the “business” day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, can be found on the Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Takeover Rules, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Panel’s website at www.irishtakeoverpanel.ie or contact the Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

General

The release, publication or distribution of this document in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this document and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction.

APPENDIX

Part A

CONDITIONS AND FURTHER TERMS OF THE ACQUISITION AND THE SCHEME

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the respective rules and regulations of the Companies Act and the Exchange Act, and are subject to the terms and conditions set out in the Announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the Laws of Ireland.

Conditions

The Acquisition and the Scheme will be subject to the conditions set out in Part A of this Appendix, including the applicable definitions set out in Part B of this Appendix, which are incorporated into Part A by reference (the “Conditions”):

1	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Verizon and The Company may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Company’s shareholders representing at least three-fourths (75 per cent.) in value of the Fleetmatics Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b)	the EGM Resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme, the reduction of capital of the Company necessary to implement the Scheme, changes to the articles of association of the Company and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon and which are set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of the Company’s shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(c)	the sanction by the High Court (with or without material modification, but subject to any such modification being acceptable to each of the Company and Verizon) of the Scheme pursuant to Sections 449 to 455 of the Companies Act and the confirmation by the High Court under Sections 84 and 85 of the Companies Act of the reduction of capital necessary to implement the Scheme on or before the End Date (the date on which the Condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 86 of the Companies Act in respect of the reduction of capital (referred to in paragraph 2(c)) being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital necessary to implement the Scheme by the Registrar of Companies.

3	The Verizon Parties and the Company have agreed that, subject to paragraph 5 of this Appendix, the Acquisition will also be conditional upon the following matters having been satisfied or waived by each of the Parties as of the Sanction Date:

(a)	all applicable waiting periods in connection with the Acquisition under the HSR Act shall have expired or been terminated;

(b)	to the extent that the Acquisition or its implementation constitutes a concentration within the scope of the EC Merger Regulation or is otherwise a concentration that is subject to the EC Merger Regulation, the European Commission deciding that the Acquisition is compatible with the common market pursuant to Article 6 of the EC Merger Regulation;

(c)	the Transaction Agreement shall not have been terminated in accordance with its terms; and

(d)	no Law or injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition shall have been enacted or effected and shall continue to be in effect.

4	The Verizon Parties and the Company have agreed that, subject to paragraph 5 of this Appendix, the Verizon Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Verizon) as of the Sanction Date:

(a)	except where the consequences thereof would not, individually or in the aggregate, have or reasonably be expected to have a Fleetmatics Material Adverse Effect, all of the representations and warranties of the Company under the Transaction Agreement being true and correct (without giving effect to any Materiality Qualification set forth therein, if applicable) as at August 1, 2016 (being the date of the Announcement) other than the representations and warranties of the Company under the Transaction Agreement that speak as of an earlier date, which representations and warranties were true and correct as of such earlier date;

(b)	since August 1, 2016 (being the date of the Announcement), there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Fleetmatics Material Adverse Effect;

(c)	save as disclosed on the Fleetmatics Disclosure Schedule,

(i)	the issued share capital of the Company being as set out in the representations and warranties set forth in Clauses 6.1(b)(i) and Clauses 6.1(b)(ii) of the Transaction Agreement, except for any de minimis inaccuracies; and

(ii)	except as set forth in Clause 6.1(b)(i) of the Transaction Agreement, there are no shares of capital in issue or outstanding other than the Fleetmatics Shares that have become outstanding after July 28, 2016, that were reserved for issuance as set forth in Clause 6.1(c)(i) of the Transaction Agreement, except for any de minimis inaccuracies;

(iii)	except as set forth in Clause 6.1(b)(i) of the Transaction Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which the Company is a party obligating the Company to take any of the actions set forth in subclauses (I), (II), (III) or (IV) of the representation and warranty set forth in Clause 6.1(b)(iii)(B) of the Transaction Agreement, except in each case for any de minimis inaccuracies;

(d)	On the date on which the Pre-Sanction Period is scheduled to expire, by no later than noon, New York City time, the Company shall have delivered to Verizon an officer’s certificate, dated as of such date and signed by an executive officer of the Company, certifying on behalf of the Company to the effect that none of the circumstances that would give rise to the right of Verizon to terminate the Transaction Agreement under Clause 9.1(a)(ix) of the Transaction Agreement is then existing; and

(e)	The Company shall have delivered to Verizon an officer’s certificate, dated as of the Sanction Date and signed by an executive officer of the Company, certifying on behalf of the Company to the effect that the Conditions set forth in paragraphs 4(a), 4(b) and 4(c) have been satisfied.

Certain further terms of the Acquisition

5	Subject to the requirements of the Panel:

(a)	Verizon and the Company reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver; provided, further, that, notwithstanding the foregoing, Verizon may waive the Conditions in paragraph 3(a) and/or paragraph 3(b) (to the extent permitted by applicable Law), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties); and

(b)	Verizon reserves the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of Conditions in paragraph 4.

6	The Scheme will lapse unless it is Effective on or prior to the End Date.

7	If Verizon is required to make an offer for the Fleetmatics Shares under the provisions of Rule 9 of the Takeover Rules, Verizon may make such alterations to any of the Conditions set out in paragraphs 1, 2, 3 and 4 above as are necessary to comply with the provisions of that rule.

8	Verizon reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favorable to the Company’s shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Fleetmatics Shares to which such an offer relates and which are not already in the beneficial ownership of Verizon so far as applicable) as those which would apply in relation to the Scheme.

9	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall, except as otherwise approved by the Panel, lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

10	Verizon reserves the right for one or more of its Subsidiaries from time to time to implement the Acquisition with the prior written approval of the Panel.

Part B

For the purpose of this letter capitalised terms shall have the meanings as set forth above and:

“Acting in Concert”, shall have the meaning given to that term in the Takeover Rules,

“Antitrust Laws”, the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade;

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction, decision or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Completion Date”, the date of completion of the Acquisition, as more particularly defined in Clause 8.1(a)(i) of the Transaction Agreement;

“Concert Parties”, such persons as are deemed to be Acting in Concert with Verizon pursuant to Rules 3.3 of Part A of the Takeover Rules;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 449 to 455 of the Companies Act;

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Effective”, in the context of the Acquisition: (i) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery to the Registrar of Companies of the Court Order together with the minute required by Section 86 of the Act confirming the Reduction of Capital and such Reduction of Capital having become effective upon the registration of the Court Order and minute by the Registrar of Companies; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or become unconditional in all respects in accordance with the requirements of the Takeover Rules;

“End Date”, December 31, 2016; provided, that if as of such date all Conditions (other than (i) Conditions 3(a) and/or 3(b), (ii) Condition 3(d) (if, in the case of this clause (ii), the reason for the failure of such Condition is an Antitrust Order) and/or (iii) Conditions 2(c) and 2(d) (if, in the case of this clause (iii), the reason for the failure of such Conditions is the failure of the Conditions set forth in clause (i) and/or (ii) of this definition to have been satisfied)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be extended to August 1, 2017 and in such case all references in these Conditions to the “End Date” shall be deemed to be to August 1, 2017;

“Effective Time”, the time on the Effective Date at which the Court Order is delivered to and a copy of the minute required by Section 86 of the Companies Act are registered by the Registrar of Companies;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of the Company necessary to implement the Scheme, changes to the articles of association of the Company and such other matters as the Company reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Verizon (such approval not to be unreasonably withheld, conditioned or delayed);

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Fleetmatics Alternative Proposal”, as used in the Transaction Agreement, any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Verizon or any of its Concert Parties or nay person Acting in Concert with Verizon pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of the Company by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of the Company and its Subsidiaries, taken as a whole measured by either book value or fair market value (including equity securities of the Company’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of % or more of the outstanding Fleetmatics Shares; (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving the Company as a result of which the holders of the Fleetmatics Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof; or (v) any combination of the foregoing;

“Fleetmatics Change of Recommendation”, the withdrawal or failure to make (or qualification in any manner adverse to Verizon), or public proposal to withdraw or failure to make (or qualification or modification in any manner adverse to Verizon), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii) of the Transaction Agreement, or approval, recommendation or declaration as advisable or public proposal to approve, recommend or declare advisable any Fleetmatics Alternative Proposal by either the Company’s board of directors or any committee thereof;

“Fleetmatics Disclosure Schedule”, the disclosure schedule delivered by the Company to Verizon immediately prior to the execution of the Transaction Agreement;

“Fleetmatics Equity Award Holders”, the holders of Fleetmatics Options and/or Fleetmatics Share Awards;

“Fleetmatics Group”, the Company and all of its Subsidiaries;

“Fleetmatics Material Adverse Effect”, such event, development, occurrence, state of facts or change that has (1) a material adverse effect on the ability of the Fleetmatics Group to consummate the transactions contemplated hereby or (2) a material adverse effect on the business, results of operations, or financial condition of the Company and its subsidiaries, taken as a whole, but in each case excluding (a) events, developments, occurrences, states of facts or changes to the extent arising from (i) changes generally affecting the economy or the financial, debt, credit or securities markets (including changes in interest or exchange rates), in each case in the United States or elsewhere, (ii) changes generally affecting the industry in which the Company and its Subsidiaries operate, (iii) changes in any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (iv) changes in the provisions of U.S. GAAP, the International Financial Reporting Standards, the International Accounting Standards Board or other accounting standards (or interpretations thereof) (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent the Company is disproportionately affected relative to other similarly situated companies in the industry in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Fleetmatics Material Adverse Effect); or (b) any decline in the stock price of the Fleetmatics Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Fleetmatics Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby, including the impact thereon on relationships (contractual or otherwise) with customers, vendors, lenders, employees or other business partners) and any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to the Company’s representations and warranties in Clause 6.1(c)(iii) of the Transaction Agreement); or (d) any events, developments, occurrences, states of facts or changes resulting from the taking by the Company of any action expressly required by the Transaction Agreement, or the failure by the Company to take any action expressly prohibited by the Transaction Agreement (except that this clause (d) shall not apply with respect to any events, developments, occurrences, states of facts or changes resulting from any actions or omissions of the Company required to comply with Clause 5.1 of the Transaction Agreement unless and only to the extent that any such events, developments, occurrences, states of facts or changes are the direct result of Verizon unreasonably withholding its consent to the Company’s written request for consent under Clause 5.1 of the Transaction Agreement delivered in accordance with the notice requirements set forth in Clause 10.2 of the Transaction Agreement);

“Fleetmatics Option”, an option to purchase Fleetmatics Shares;

“Fleetmatics Share Award”, an award denominated in Fleetmatics Shares, other than a Fleetmatics Option;

“Fleetmatics Share Plan”, the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan and the Fleetmatics Employee Stock Purchase Plan

“Fleetmatics Superior Proposal”, a written bona fide Fleetmatics Alternative Proposal made by any person that the Company’s board of directors determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) is more favorable to the Company’s shareholders than the transactions contemplated by the

Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Company’s board of directors considers in good faith to be appropriate (it being understood that, for purposes of the definition of the “Fleetmatics Superior Proposal” references to 20% in the definition of Fleetmatics Alternative Proposal shall be deemed to refer to “75%”)

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit issued, enacted, promulgated, implemented or otherwise effected by or under the authority of any Relevant Authority;

“Materiality Qualification”, means, with respect to representations and warranties of the Company, all express qualifications or exceptions contained therein based on materiality (including any qualification related to the presence or absence of a Fleetmatics Material Adverse Effect) including all usages of “material”, “materially adverse”, or equivalent qualifiers;

“NYSE”, the New York Stock Exchange;

“Parties”, the Company and the Verizon Parties and “Party” shall mean either the Company, on the one hand, or Verizon or the Verizon Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Pre-Sanction Period”, the period beginning at 12:01 a.m., New York City time on the tenth day prior to the date most recently scheduled and publicly announced as the date of the Court Hearing (as such date may be rescheduled and publicly announced from time to time in accordance with the Transaction Agreement, including without limitation, Clause 3.1(q) of the Transaction Agreement, and applicable Law) and ending at 5:00 p.m., New York City time, on the day immediately preceding such date most recently scheduled and publicly announced as the date of the Court Hearing; provided, that, for the avoidance of doubt, if the date Court Hearing is so rescheduled and publicly announced as such, then such period shall be determined in reference to the date of such rescheduled and publicly announced Court Hearing;

“Proxy Statement”, the proxy statement of the Company (including any amendments or supplements thereto), to be filed with the SEC and mailed to the Company’s shareholders, comprising (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by section 452 of the Companies Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Companies Act and the Takeover Rules or required by the Panel and (v) such other information as the Company and Verizon shall agree;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Resolutions”, collectively, the Court Meeting Resolution and the EGM Resolutions, which will be set out in the Scheme Document;

“Restricted Jurisdiction”, any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction.

“Scheme Document”, a document (or the relevant sections of the Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to the Company’s shareholders and, for information only, to Fleetmatics Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 452 of the Companies Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Companies Act or the Takeover Rules and (v) such other information as the Company and Verizon shall agree (each acting reasonably);

“Scheme Recommendation”, the recommendation of the Company’s board of directors that the Company’s shareholders vote in favor of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Subsidiary” in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

“Takeover Offer”, an offer in accordance with Clause 3.6 of the Transaction Agreement for the entire issued share capital of the Company (other than any Fleetmatics Shares beneficially owned by Verizon or any member of the Verizon Group (if any)) including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, if following the date of the Transaction Agreement, Verizon elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6 of the Transaction Agreement, the document to despatched to the Company’s shareholders and others by Verizon containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Verizon and Fleetmatics and, where the context so admits, incudes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Verizon Group”, Verizon and all of its Subsidiaries;

“Verizon Parties”, together, Verizon and Bidco; and

“U.S. GAAP”, U.S. generally accepted accounting principles.